Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES

SECOND QUARTER DIVIDEND

Berwick, Pennsylvania – May 25, 2023 - First Keystone Corporation (the “Corporation”) (OTC PINK: FKYS), parent company of First Keystone Community Bank, declared a $0.28 per share quarterly cash dividend to shareholders of record as of June 8, 2023, payable June 30, 2023.

Total cash dividends will be $0.56 per share year-to-date as of June 30, 2023, the same amount paid for the period ending June 30, 2022.

During the first quarter of 2023, the Corporation achieved record balance sheet levels and continued profitability. Key performance indicators and balance sheet measures at March 31, 2023 and quarter-to-date income statement results as of March 31, 2023 vs. the same period in 2022:

●	Assets amounted to $1,310,647,000, an increase of 1.0%
●	Total Net Loans grew 11.0% to $855,041,000
●	Total Deposits amounted to $947,915,000, a 9.3% decrease
●	Net income decreased 61.7% to $1,357,000 and $0.23/share
●	Yield on earning assets (FTE) increased 83 basis points to 4.40% quarter-to-date at March 31, 2023 from 3.57% for the same quarter of 2022
●	Cost of funds increased 178 basis points quarter-to-date to 2.29% at March 31, 2023 from 0.51% in the same quarter of 2022
●	Return on assets of 0.41%
●	Return on equity of 4.34%

The Corporation looks forward to 2023 as being the financial services provider of choice to our customers and the communities we serve.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.